CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-4 for AUL American Individual Variable Annuity Unit Trust of our report dated January 30, 2004, except for Note 7, as to which the date is March 25, 2004, relating to the financial statements and financial highlights of AUL American Individual Variable Annuity Unit Trust, Modified Individual Flexible Premium Deferred Variable Annuity (no withdrawal charge contract), and our report dated March 8, 2004, relating to the combined financial statements of OneAmerica Financial Partners, Inc. which appear in such Registration Statement. We also consent to the references to us under the heading "Condensed Financial Information" and "Independent Auditors" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Indianapolis, Indiana
April 28, 2004